As filed with the Securities and Exchange Commission on August 7, 2008
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHEVRON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	94-0890210
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)
6001 Bollinger Canyon Road
San Ramon, California 94583-2324
(Address of Principal Executive Offices)
Chevron Corporation Deferred Compensation Plan For Management Employees II
(Full Title of the Plan)

Copy to:

Lydia I. Beebe	Terry M. Kee
Chevron Corporation	Pillsbury Winthrop Shaw Pittman LLP
6001 Bollinger Canyon Road	50 Fremont Street
San Ramon, California 94583-2324	San Francisco, California 94105
Telephone: (925) 842-1000	(415) 983-1000
(Name, Address and Telephone Number, Including Area
Code, of Agent for Service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
To be Registered	Registered	Share	Price (2)	Registration Fee
Deferred Compensation Obligations (1)	$105,000,000	100%	$105,000,000	$4,126.50
Common Stock, par value $.75 per share (1)	1,243,192	$84.46(3)	$105,000,000	N/A
Total registration Fee	N/A	N/A	N/A	$4,126.50

(1)	The Deferred Compensation Obligations being registered are general unsecured obligations of Chevron Corporation (“Chevron Corporation” or the “Registrant”) under the Chevron Corporation Deferred Compensation Plan for Management Employees II (the “Plan”). Certain of such Deferred Compensation Obligations may be fulfilled at the option of the plan participant either in cash or in shares of Common Stock of the Registrant. Accordingly, reference is made in the above table to the maximum number of shares of Common Stock of the Registrant that may be issued in fulfilment of such Deferred Compensation Obligations.

(2)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee.

(3)	Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Company’s Common Stock on the New York Stock Exchange on August 1, 2008.
The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:
     (a) The Registrant’s Annual Report, as amended, on Form 10-K/A for the fiscal year ended December 31, 2007;
     (b) The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008 and the quarter ended June 30, 2008;
     (c) The Registrant’s Current Reports on Form 8-K filed with the Commission on February 1, 2008 and March 31, 2008;
     (d) The Registrant’s Restated Certificate of Incorporation, dated May 30, 2008, containing a description of the Common Stock, filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.
     All reports or other documents subsequently filed by the Registrant and the plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such reports and documents.
     Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.
Item 4. Description of Securities
     The Common Stock of Chevron Corporation is registered under Section 12 of the Securities Exchange Act of 1934 (“Exchange Act”), and accordingly, no description is provided hereunder.

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

     The Chevron Corporation Deferred Compensation Plan for Management Employees II (the “Plan”) is an unfunded deferred compensation plan and is the successor plan to the Chevron Corporation Deferred Compensation Plan for Management Employees (formerly the Salary Deferral Plan for Management Employees) (the “Prior Plan”). Deferrals made subject to the Plan after December 31, 2004 are governed by the Plan. Any deferrals that were made prior to January 1, 2005 are governed by the Prior Plan. The securities to be offered under the Plan constitute general obligations of the Registrant and will be offered to eligible Plan participants (“Eligible Employees”) as described below.
     Eligible Employees are eligible for designation as participants by the Management Compensation Committee of the Board of Directors of the Registrant (the “Committee”) or any successor thereto. Eligible Employees include executive and other key employees, including officers (whether or not directors) of the Registrant or a subsidiary who hold positions of significant responsibility or whose performance or potential contribution, in the judgment of the Committee, would benefit the future success of the Registrant and whom the Registrant designates to participate in the Plan.
     The Plan provides for deferral of base salary, awards granted under the Management Incentive Plan (MIP), and performance shares granted and vested under the Long Term Incentive Plan (LTIP). The minimum amount of base salary that an Eligible Employee may elect to defer in any calendar year (a “Plan Year”) is 2% of base salary in excess of the applicable limit under section 401(a)(17) of the Internal Revenue Code of 1986 (the “Code”) and the maximum amount that an Eligible Employee may defer in any Plan Year is 40% of base salary. An Eligible Employee whose base salary is in excess of the limit provided in Code section 142(m) is required to defer all salary in excess of the Code section 162(m) limit (“Deferral Election”). An Eligible Employee whose base salary is at or less than 102% of the applicable limit under Code section 401(a)(17) on the last day of the calendar year preceding the Plan Year may defer a maximum of 2% of base salary in excess of the limit and his or her base salary deferral for the Plan Year may begin only with the first payroll period in which his or her base salary for the Plan Year exceeds the applicable limit under Code section 401(a)(17). MIP awards and vested LTIP performance shares may be deferred in whole percents, up to a maximum of 90 percent.
     The Registrant will maintain a deferral account (a “Deferral Account”) for each Eligible Employee. All of the Eligible Employee’s deferrals will be credited to his or her Deferral Account. The Deferral Accounts are bookkeeping entries only; no assets of the Registrant have been set aside to fund the Registrant’s obligations under the Plan. The Deferral Accounts do not give a participant any interest in or claim to any specific asset of the Registrant, nor are they deemed to create a trust for the benefit of the participant.
     The value of the deferred portion will be determined by crediting the Deferral Account with such earnings, gains and losses as would have accrued to the Eligible Employee’s Deferral Account had such funds actually been invested in one or more of the Investment Funds maintained in the Registrant’s Employee Savings Investment Plan. Such investment election must be made in whole percentages totaling 100% of the deferred amount.
     Deferral Accounts are distributed in a lump sum in the first quarter that is at least 12 months following separation from service. Deferral Accounts designated to be tracked with reference to the Chevron Stock Fund will be distributed in stock, and all other accounts will be distributed in cash. A participant may make a request for an alternative distribution in a lump sum or up to ten annual installments. In the event of a participant’s death, Plan benefits will be distributed in the form and at the time designated by the participant’s prior valid Distribution Election selected from the payment options offered by the Plan. In the case of undue hardship for a participant, the Committee, in its sole discretion, may direct payment to a participant of all or any portion of any amounts deferred.
     Amounts paid under the Plan will be paid either from the general funds of the Registrant or in shares of Common Stock of the Registrant, and each participant and his beneficiaries have the status of unsecured general creditors of the Registrant with no special or prior right to any assets of the Registrant for payment of any obligations under the Plan. Except as otherwise provided by law, Plan benefits are not assignable, may not be used as security for loans or otherwise alienated and are exempt from the claims of participants’ creditors and other claimants. The Plan contains no limitation on the Registrant’s right to issue senior debt or other securities. No events of default exist under the Plan nor is any absence of default evidence required.

     The Board may, at any time and for any reason, amend or terminate the Plan, subject to applicable law, regulations and rules. No amounts will be deferred under the Plan after its termination, but the termination of the Plan will not affect any previously deferred amounts. The Plan will remain in effect until it is terminated.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Article VIII of Chevron’s Restated Certificate of Incorporation provides as follows:
          “1. A director of the Corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) pursuant to section 174 of the Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.
          “2. To the fullest extent authorized by the Corporation Law, the Corporation shall indemnify any Corporate Servant who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that such person was or is a Corporate Servant.
          “3. In serving or continuing to serve the Corporation, a Corporate Servant is entitled to rely and shall be presumed to have relied on the rights granted pursuant to the foregoing provisions of this Article VIII, which shall be enforceable as contract rights and inure to the benefit of the heirs, executors and administrators of the Corporate Servant; and no repeal or modification of the foregoing provisions of this Article VIII shall adversely affect any right existing at the time of such repeal or modification.
          “4. The Board of Directors is authorized, to the extent permitted by the Corporation Law, to cause the Corporation to pay expenses incurred by Corporate Servants in defending Proceedings and to purchase and maintain insurance on their behalf whether or not the corporation would have the power to indemnify them under the provisions of this Article VIII or otherwise.
          “5. Any right or privilege conferred by or pursuant to the provisions of this Article VIII shall not be exclusive of any other rights to which any Corporate Servant may otherwise be entitled.
          “6. As used in this Article VIII:
               (a) ‘Corporate Servant’ means any natural person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, nonprofit or otherwise, including an employee benefit plan;
               (b) ‘Corporation Law’ means the General Corporation Law of the State of Delaware, as from time to time amended;
               (c) ‘indemnify’ means to hold harmless against expenses (including attorneys’ fees), judgments, fines (including excise taxes assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by the Corporate Servant in connection with a Proceeding;
               (d) ‘Proceeding’ means any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative; and
               (e) ‘request of the Corporation’ includes any written authorization by an officer of the Corporation.”

     Section 145 of the General Corporation Law of the State of Delaware, in which Chevron is incorporated, permits, subject to certain conditions, the indemnification of directors or officers of a Delaware corporation for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with the defense of any action, suit or proceeding in relation to certain matters against them as such directors or officers.
     The directors and officers of Chevron are covered by policies of insurance under which they are insured, within limits subject to limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers; Chevron is similarly insured with respect to certain payments it might be required to make to its directors or officers under the applicable statutes and Chevron’s by-law provisions.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     See Index to Exhibits.
Item 9. Undertakings
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:
          (i) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and

each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Ramon, and the State of California, on this 7th day of August, 2008.

CHEVRON CORPORATION (Registrant)
By:	/s/ David J. O’Reilly
David J. O’Reilly,
Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on this 7th day of August, 2008 by the following persons in the capacities indicated.

PRINCIPAL EXECUTIVE OFFICERS	DIRECTORS

/s/ David J. O’Reilly David J. O’Reilly Chairman, Chief Executive Officer and Director	/s/ Samuel H. Armacost* Samuel H. Armacost
/s/ Peter J. Robertson Peter J. Robertson Vice Chairman and Director PRINCIPAL FINANCIAL OFFICER	/s/ Linnet F. Deily* Linnet F. Deily /s/ Robert E. Denham* Robert E. Denham
/s/ Stephen J. Crowe Stephen J. Crowe Vice President and Chief Financial Officer	/s/ Robert J. Eaton* Robert J. Eaton /s/ Sam Ginn*
PRINCIPAL ACCOUNTING OFFICER /s/ Mark A. Humphrey Mark A. Humphrey Vice President and Comptroller	Sam Ginn /s/ Franklyn G. Jenifer* Franklyn G. Jenifer /s/ James L. Jones* James L. Jones
*ATTORNEY-IN-FACT	/s/ Sam Nunn* Sam Nunn
/s/ Lydia I. Beebe Lydia I. Beebe Corporate Secretary and Chief Governance Officer	/s/ Donald B. Rice* Donald B. Rice /s/ Kevin W. Sharer* Kevin W. Sharer
/s/ Charles R. Shoemate* Charles R. Shoemate
/s/ Ronald D. Sugar* Ronald D. Sugar
/s/ Carl Ware* Carl Ware

INDEX TO EXHIBITS

Exhibit
Number	Exhibit Description

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the legality of securities to be offered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1 to 24.13	Powers of Attorney for Directors of the Registrant, authorizing the signing of the Registration Statement on Form S-8 on their behalf.

99.1	Chevron Corporation Deferred Compensation Plan for Management Employees II, filed as Exhibit 10.5 to Chevron Corporation’s Current Report on Form 8-K dated December 6, 2006, and incorporated herein by reference.